Exhibit 99.1

SPAR Group Announces Financial Results for the First Quarter Ended March 31, 2017

May 22, 2017

WHITE PLAINS, N.Y., May 22, 2017 (GLOBE NEWSWIRE) -- SPAR Group, Inc. (Nasdaq:SGRP), a leading supplier of retail merchandising and other marketing services throughout the United States and internationally, today announced financial results for the first quarter ended March 31, 2017.

Highlights for the three-month period ended March 31, 2017, as compared to the same period in the prior year include:

Revenue for the first quarter of 2017 increased $13.3 million or 50 percent to $39.9 million. The late 2016 acquisition of its Brazilian operations contributed $9.9 million and domestic operations contributed $1.6 million to the year-over-year revenue growth.

Income before tax increased $429,000, or 262%, to $593,000, from $164,000 during the same period a year ago. The increase was primarily from domestic operations.

Income taxes increased to $419,000, from $5,000 during the prior year period, which was primarily attributable to a tax provision of $365,000 for re-patriating an earnings distribution from the Company's South African subsidiary.

Net loss attributable to SPAR Group for the first quarter of 2017 was ($244,000), or $(0.01) per diluted share, compared to a net loss of ($139,000) or $(0.01) per diluted share, during the first quarter of 2016.

Financial Results by Geography (in 000's)

	Three Months Ended March 31,		%
Revenue:	2017	2016	Change
International	$28,565	$16,859	69.4%
Domestic	11,321	9,752	16.1%
Total	$39,886	$26,611	49.9%

Net Income attributable to SPAR Group, Inc.
	Three Months Ended March 31,
	2017	2016
International	$18	$10
Domestic	(262)	(149)
Total	$(244)	$(139)

Earnings Per Share:
Basic & Diluted	$(0.01)	$(0.01)

"During the first quarter, our domestic business delivered a strong top-line performance and an increasing profit contribution with a 14% increase in gross profit dollars and a $361,000 improvement in operating income.  While we still have a way to go, strategic initiatives are clearly beginning to result in improved financial performance in our domestic business.  Internationally, continued investment in Brazil is putting pressure on profitability, but is resulting in strong top-line comparisons and establishing a foundation for profitable growth in South America," commented Interim Chief Executive Officer and President, Kori Belzer. "I am encouraged by the improvement in first quarter's financial performance and believe we have put in place the right strategic initiatives that will allow us to continue to drive strong revenue growth and improved profitability going forward."

Margin Profile by Geography Gross Margin:

	Three Months Ended March 31,		Basis Point
	2017	2016	Change
International	17.1%	20.1%	(298)
Domestic	27.9%	28.5%	(62)
Total	20.2%	23.2%	(300)

Operating Expenses as a % of Sales:

	Three Months Ended March 31,		Basis Point
	2017	2016	Change
International	15.6%	17.3%	(169)
Domestic	27.4%	31.6%	(423)
Total	19.0%	22.6%	(359)

International gross profit margin for the first quarter of 2017 was 17.1%, compared to 20.1% for the same period last year.  The decline in gross profit margin compared to the prior period was primarily due to a mix of higher cost margin business in Brazil, South Africa and China.

Domestic gross profit margin for the three months ended March 31, 2017 was 27.9% compared to 28.5% for the same period in 2016. The 62-basis point decline in gross profit margin was primarily due to an unfavorable mix of project work compared to the same period last year.

International operating income for first quarter of 2017 was $421,000, compared to $465,000 during the same period in 2016.  The decline in international operating profit in the first quarter was due primarily to declining gross profit margin.

Domestic operating income for the first quarter of 2017 was $64,000, compared to an operating loss of $(297,000) during the same period last year. The improvement in domestic operating income in 2017 was a direct result of revenue growth and spending reductions compared to the same period last year.

Balance Sheet as of March 31, 2017

As of March 31, 2017, cash and cash equivalents totaled $8.3 million. Working capital was $10.3 million and current ratio was 1.4 to 1. Total current assets and total assets were $38.9 million and $52.1 million, respectively.  Current liabilities and total liabilities were $28.6 million and $28.7 million, respectively and total equity was $23.4 million as of March 31, 2017.

Recorded Comments Available

Following the issuance of this release, the Company will provide recorded comments that can be accessed on the SPAR Group website under the "Investor Relations" section. http://investors.sparinc.com/releases.cfm

About SPAR Group

SPAR Group, Inc. is a diversified international merchandising and marketing services Company and provides a broad array of services worldwide to help companies improve their sales, operating efficiency and profits at retail locations. The Company provides merchandising and other marketing services to manufacturers, distributors and retailers worldwide, primarily in mass merchandiser, office supply, grocery, drug, dollar, independent, convenience, toy, home improvement and electronics stores, as well as providing furniture and other product assembly services, audit services, in-store events, technology services and marketing research. The Company has supplied these product services in the United States since certain of its predecessors were formed in 1979 and internationally since the Company acquired its first international subsidiary in Japan in May 2001. Product services include restocking and adding new products, removing spoiled or outdated products, resetting categories "on the shelf" in accordance with client or store schematics, confirming and replacing shelf tags, setting new sale or promotional product displays and advertising, replenishing kiosks, demonstrating or promoting a product, providing in-store event staffing services and providing assembly services in stores, homes and offices. Audit services include price audits, point of sale audits, out of stock audits, intercept surveys and planogram audits. Other merchandising services include whole store or departmental product sets or resets (including new store openings), new product launches, in-store demonstrations, special seasonal or promotional merchandising, focused product support and product recalls. The Company currently does business in 10 countries that encompass approximately 50% of the total world population through its operations in the United States, Australia, Brazil, Canada, China, India, Japan, Mexico, South Africa and Turkey. For more information, please visit the SPAR Group's website at http://www.sparinc.com.

Forward-Looking Statements

This Press Release contains and the above referenced recorded comments will contain "forward-looking statements" made by SPAR Group, Inc. ("SGRP", and together with its subsidiaries, the "SPAR Group" or the "Company"), will be filed shortly in a Current Report on Form 8-K by SGRP with the Securities and Exchange Commission (the "SEC"). There also are "forward looking statements" contained in SGRP's Annual Report on Form 10-K for the year ended December 31, 2016 (the "Annual Report"), which was filed by SGRP with the SEC on April 17, 2017, and SGRP's definitive Proxy Statement respecting its Annual Meeting of Stockholders to be held on or about May 18, 2017 (the "Proxy Statement"), which SGRP filed with the SEC on April 28, 2017, and SGRP's Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other reports and statements as and when filed with the SEC (including the Annual Report and the Proxy Statement, each a "SEC Report"). "Forward-looking statements" are defined in Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and other applicable federal and state securities laws, rules and regulations, as amended (together with the Securities Act and Exchange Act, collectively, "Securities Laws").

The forward-looking statements made by the Company in this Press Release may include (without limitation) any expectations, guidance or other information respecting the pursuit or achievement of the Company's corporate strategic objectives (growth, customer value, employee development, greater productivity & efficiency, and earnings per share), building upon the Company's strong foundation, leveraging compatible global opportunities, growing the Company's client base and contacts, continuing to strengthen the Company's balance sheet, growing revenues and improving profitability through organic growth, new business developments and strategic acquisitions, and continuing to control costs. The Company's forward-looking statements also include, in particular and without limitation, those made in "Business", "Risk Factors", "Legal Proceedings", and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Annual Report. You can identify forward-looking statements in such information by the Company's use of terms such as "may", "will", "expect", "intend", "believe", "estimate", "anticipate", "continue", "plan", "project" or similar words or variations or negatives of those words.

You should carefully consider (and not place undue reliance on) the Company's forward-looking statements, risk factors and the other risks, cautions and information made, contained or noted in or incorporated by reference into this Press Release, the Annual Report, the Proxy Statement and the other applicable SEC Reports that could cause the Company's actual performance or condition (including its assets, business, clients, capital, cash flow, credit, expenses, financial condition, income, liabilities, liquidity, locations, marketing, operations, performance, prospects, sales, strategies, taxation or other achievement, results, risks, trends or condition) to differ materially from the performance or condition planned, intended, anticipated, estimated or otherwise expected by the Company (collectively, "expectations") and described in the information in the Company's forward-looking and other statements, whether express or implied. Although the Company believes them to be reasonable, those expectations involve known and unknown risks, uncertainties and other unpredictable factors (many of which are beyond the Company's control) that could cause those expectations to fail to occur or be realized or such actual performance or condition to be materially and adversely different from the Company's expectations. In addition, new risks and uncertainties arise from time to time, and it is impossible for the Company to predict these matters or how they may arise or affect the Company. Accordingly, the Company cannot assure you that its expectations will be achieved in whole or in part, that the Company has identified all potential risks, or that the Company can successfully avoid or mitigate such risks in whole or in part, any of which could be significant and materially adverse to the Company and the value of your investment in SGRP's Common Stock.

You should carefully review the risk factors described in the Annual Report (See Item 1A – Risk Factors) and any other risks, cautions or information made, contained or noted in or incorporated by reference into the Annual Report, the Proxy Statement or other applicable SEC Report. All forward-looking and other statements or information attributable to the Company or persons acting on its behalf are expressly subject to and qualified by all such risk factors and other risks, cautions and information.

The Company does not intend or promise, and the Company expressly disclaims any obligation, to publicly update or revise any forward-looking statements, risk factors or other risks, cautions or information (in whole or in part), whether as a result of new information, risks or uncertainties, future events or recognition or otherwise, except as and to the extent required by applicable law.

SPAR Group, Inc. and Subsidiaries Consolidated Statements of Income and Comprehensive Loss (unaudited) (In thousands, except share and per share data)
	Three Months Ended March 31,
	2017	2016
		(revised)
Net revenues	$39,886	$26,611
Cost of revenues	31,838	20,442
Gross profit	8,048	6,169

Selling, general and administrative expenses	7,058	5,513
Depreciation and amortization	505	488
Operating income	485	168

Interest (income) expense	(46)	28
Other income, net	(62)	(24)
Income before income tax expense	593	164

Income tax expense	419	5
Net income	174	159
Net income attributable to non-controlling interest	(418)	(298)
Net loss attributable to SPAR Group, Inc.	$(244)	$(139)

Basic and diluted loss per common share:	$(0.01)	$(0.01)

Weighted average common shares – basic and diluted	20,649	20,563

Net income	$174	$159
Other comprehensive income (loss):
Foreign currency translation adjustments	164	(488)
Comprehensive income (loss)	338	(329)
Comprehensive (loss) income attributable to non-controlling interest	(516)	17
Comprehensive loss attributable to SPAR Group, Inc.	$(178)	$(312)

SPAR Group, Inc. and Subsidiaries Consolidated Balance Sheets (In thousands, except share and per share data)

	March 31, 2017	March 31, 2016
Assets		(revised)
Current assets:
Cash and cash equivalents	$8,273	$7,324
Accounts receivable, net	30,124	33,669
Prepaid expenses and other current assets	535	1,299
Total current assets	38,932	42,292

Property and equipment, net	2,523	2,536
Goodwill	1,851	1,847
Intangible assets, net	2,201	2,340
Deferred income taxes	4,753	4,694
Other assets	1,791	1,142
Total assets	$52,051	$54,851

Liabilities and equity
Current liabilities:
Accounts payable	$7,133	$5,567
Accrued expenses and other current liabilities	10,381	9,766
Due to affiliates	3,094	3,349
Customer incentives and deposits	1,481	1,305
Lines of credit and short-term loans	6,535	9,778
Total current liabilities	28,624	29,765
Long-term debt and other liabilities	46	4
Total liabilities	28,670	29,769

Equity:
SPAR Group, Inc. equity
Preferred stock, $.01 par value:
Authorized and available shares– 2,445,598
Issued and outstanding shares–
None – March 31, 2017 and December 31, 2016	–	–
Common stock, $.01 par value:
Authorized shares – 47,000,000
Issued shares – 20,680,717 – March 31, 2017 and December 31, 2016	207	207
Treasury stock, at cost 24,877 shares – March 31, 2017 and 37,877 shares – December 31, 2016	(34)	(51)
Additional paid-in capital	16,138	16,093
Accumulated other comprehensive loss	(2,341)	(2,407)
Retained earnings	5,591	5,835
Total SPAR Group, Inc. equity	19,561	19,677
Non-controlling interest	3,820	5,405
Total equity	23,381	25,082
Total liabilities and equity	$52,051	$54,851

Company Contact:

James R. Segreto

Chief Financial Officer

SPAR Group, Inc.

(914) 332-4100

Investor Contact:

Dave Mossberg

Three Part Advisors

 (817) 310-0051